Exhibit 10.28

SUMMARY OF 2007 MANAGEMENT INCENTIVE COMPENSATION PLAN

Alliant Energy Corporation (the “Company”) maintains the Management Incentive Compensation Plan (MICP), which provides eligible employees with a cash bonus if corporate and individual goals are met. The following is a summary of the material terms of the MICP applicable to executive officers of the Company for 2007.

Alliant Energy Corporate Performance: The table below outlines the 2007 goals against which corporate performance will be measured and the funding associated with each level of achievement.

2007 CORPORATE PERFORMANCE MEASURES

For purposes of Determining the Short-Term Incentive Pool

Earnings Per Share (EPS) (1)			Cash Flow (2)
Level	Funding		Level	Funding
Maximum	150%
Target	100%		Target	100%
Threshold (3)	20%

Weighting of EPS in			Weighting of Cash Flow in
final Corporate Performance			final Corporate Performance
85%		+	15%

(1)	Earnings per share (EPS) amounts used for purposes of determining short-term incentive pool will be based on utility earnings from continuing operations only
(2)	If cash flow amounts do not meet the target amount, the short term incentive pool will only be funded at 85%.
(3)	If the Threshold EPS level of $2.32, which is the mid-point of utilities earnings per share guidance issued on February 8, 2007, is not met, there will be no payout for the 2007 plan year

MICP Target Incentives: Achievement of the target level goals and objectives may result in a payout of 100% of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target based on an individual’s achievement of performance goals. Incentive opportunity is expressed as a percentage of eligible earnings for the plan year.

Target Incentive
Opportunity
Participant Group	(as % of eligible earnings)
Chairman, President and Chief Executive Officer	95%
Senior Executive Vice President and Chief Financial Officer	70%
Executive Vice President	55%
Senior Vice President	40%
Vice Presidents	30%-35%*

* 2007 MICP target for Vice Presidents is either 30% or 35%, depending on the specific position

Individual Performance Goals: All of the Company’s executive officers have written performance goals. The bonus will be based on achievement against financial performance goals, execution goals, and corporate well-being goals. Financial goals include: Alliant Energy holding company EPS at $2.52, utility EPS of $2.32, cash flow at the utilities and Alliant Energy Corporate Services, Inc. of a specified target, goals related to our share repurchase program and financial goals related to the operations of the executive officer’s operating unit. Execution goals include successful completion of all announced divesture transactions consistent with our strategic plan, achieving specified regulatory goals and achieving a specified level of cost savings, customer service targets, and reliability targets. Corporate well-being goals include meeting specified safety benchmarks and meeting specified diversity benchmarks.